Exhibit 5.1

Atlanta

Beijing

Brussels

Hong Kong

London

Los Angeles

Milan

New York

Orange County

Palo Alto

Paris

San Diego

San Francisco

Shanghai

Stamford

Tokyo

Washington, Dc

August 26, 2005

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121-4779

Re:          Accelrys, Inc. Amended and Restated 2004 Stock Incentive Plan and Accelrys, Inc. 2005 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Accelrys, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 7,229,597 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) that are or may become issuable pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan and the Company’s 2005 Employee Stock Purchase Plan (collectively, the “Plans”), which is comprised of (i) 1,000,000 Shares reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan, (ii) 1,900,000 Shares reserved for issuance under the Company’s Amended and Restated 2004 Stock Incentive Plan and (iii) that number of Shares that are subject to outstanding grants under each of the Company’s 2004 New-Hire Equity Incentive Plan, 2000 Stock Option Plan, 1996 Equity Incentive Plan and 1994 Incentive Stock Plan that are terminated at any time after the 2005 annual meeting of stockholders by expiration, forfeiture, cancellation or otherwise, reserved under the Company’s Amended and Restated 2004 Stock Incentive Plan, which as of the date hereof is 4,329,597.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)            the Registration Statement and related prospectuses;

(ii)           the restated certificate of incorporation of the Company and the certificate of amendment of the restated certificate of incorporation of the Company, each certified as of August 23, 2005 by the office of the Secretary of State of the State of Delaware, and the bylaws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof;

(iii)          resolutions adopted by the Company’s board of directors on June 9, 2005, certified by an officer of the Company, approving the Plans and authorizing the issuance of the Shares pursuant to the Plans; and

(iv)          the Plans and the forms of award agreements under the Plans.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; (v) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof; and (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct.  As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter.  We do not represent the Company with respect to all legal matters or issues.  The Company employs other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when issued as described in the Registration Statement and in accordance with the Plans (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof).

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the issuance of the Shares pursuant to the Plans.  This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent.  This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person or entity hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP